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Exhibit 10-ii

RECEIVABLES SALE AGREEMENT

         DATED AS OF DECEMBER 12, 2001

AMONG

ADC DSL SYSTEMS, INC.,
AS ORIGINATOR,

ADC TELECOMMUNICATIONS, INC.,
AS ORIGINATOR AGENT,

AND

ADC RECEIVABLES CORP. I,
AS BUYER

i

Exhibits and Schedules

Exhibit I	—	Definitions
Exhibit II	—	Principal Place(s) of Business; Location(s) of Records; Federal Employer Identification Number; Organizational Number; Other Names
Exhibit III	—	Lock-Boxes; Collection Accounts; Collection Banks
Exhibit IV	—	Form of Compliance Certificate
Exhibit V	—	Copy of Credit and Collection Policy
Exhibit VI	—	Form of Subordinated Note
Exhibit VII	—	Form of Purchase Report
Schedule A	—	List of Documents to Be Delivered to Buyer Prior to the Purchase

ii

RECEIVABLES SALE AGREEMENT

         THIS RECEIVABLES SALE AGREEMENT, dated as of December 12, 2001, is by and among ADC DSL Systems, Inc., a Delaware corporation ( "Originator" ), ADC Telecommunications, Inc., a Minnesota corporation ( "ADC Telecom" ), in its capacity as agent for Originator (in such capacity, the "Originator Agent" ), and ADC Receivables Corp. I, a Minnesota corporation ( "Buyer" ). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto (or, if not defined in Exhibit I hereto, the meaning assigned to such term in Exhibit I to the Purchase Agreement).

PRELIMINARY STATEMENTS

          Originator now owns, and from time to time hereafter will own, Receivables. Originator wishes to sell and assign to Buyer, and Buyer wishes to purchase from Originator, all of Originator's right, title and interest in and to such Receivables, together with the Related Security and Collections with respect thereto.

          Originator and Buyer intend the transactions contemplated hereby to be true sales of the Receivables from Originator to Buyer, providing Buyer with the full benefits of ownership of the Receivables, and Originator and Buyer do not intend these transactions to be, or for any purpose to be characterized as, loans from Buyer to Originator.

          Following the purchase of Receivables from Originator, Buyer will sell undivided interests therein and in the associated Related Security and Collections pursuant to that certain Receivables Purchase Agreement dated as of December 12, 2001 (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the "Purchase Agreement" ) among Buyer, Originator, as initial Servicer, Blue Ridge Asset Funding Corporation ( "Blue Ridge" ), the banks and other financial institutions from time to time party thereto as " Liquidity Banks " and Wachovia Bank, N.A. or any successor agent appointed pursuant to the terms of the Purchase Agreement, as agent for Blue Ridge and such Liquidity Banks (in such capacity, the "Agent" ).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMOUNTS AND TERMS OF THE PURCHASE

        Section 1.1    Initial Contribution of Receivables.    On the date of the First Amendment to Receivables Sale Agreement (the "First Amendment" ) to be entered into by the parties hereto in form and substance satisfactory to the parties hereto (the "Initial Sale Date"), Originator will contribute, assign, transfer, set-over and otherwise convey to Buyer, and Buyer does hereby accept from Originator, Receivables originated by Originator and existing as of the close of business on the Business Day immediately prior to the Initial Sale Date (the "Initial Cutoff Date" ) having an aggregate Outstanding Balance in an amount to be specified in the First Amendment (the "Initial Contributed Receivables" ), together with all Related Security relating thereto and all Collections thereof.

        Section 1.2    Purchase of Receivables.

          (a)  Effective on the date of the First Amendment, in consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, Originator will sell, assign, transfer, set-over and otherwise convey to Buyer, without recourse (except to the extent expressly provided herein), and Buyer will purchase from Originator, all of Originator's right, title and interest in and to all Receivables existing as of the close of business on the Initial Cutoff Date

  (other than the Initial Contributed Receivables) and all Receivables thereafter arising through and including the Termination Date, together, in each case, with all Related Security relating thereto and all Collections thereof. In accordance with the preceding sentence, on the Initial Sale Date, Buyer shall acquire all of Originator's right, title and interest in and to all Receivables existing as of the Initial Cut-Off Date and thereafter arising through and including the Termination Date, together with all Related Security relating thereto and all Collections thereof. Buyer shall be obligated to pay the Purchase Price for the Receivables purchased hereunder in accordance with Section 1.3 .

          (b)  On the 15th day of each month after the Initial Sale Date (or if any such day is not a Business Day, on the next succeeding Business Day thereafter, Originator shall (or shall require the Servicer to) deliver to Buyer a report in substantially the form of Exhibit VII hereto (each such report being herein called a "Purchase Report" ) with respect to the Receivables sold by Originator to Buyer during the Settlement Period then most recently ended. In addition to, and not in limitation of, the foregoing, in connection with the payment of the Purchase Price for any Receivables purchased hereunder, Buyer may request that Originator deliver, and Originator shall deliver, such approvals, opinions, information or documents as Buyer may reasonably request.

          (c)  It is the intention of the parties hereto that the Purchase of Receivables made hereunder shall constitute a sale, which sale is absolute and irrevocable and provides Buyer with the full benefits of ownership of the Receivables sufficient to remove the Receivables from Originator's bankruptcy estate. Except for the Purchase Price Credits owed pursuant to Section 1.4 , the sale of Receivables hereunder is made without recourse to Originator; provided, however, that (i) Originator shall be liable to Buyer for all representations, warranties, covenants and indemnities made by Originator pursuant to the terms of the Transaction Documents to which Originator is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by Buyer or any assignee thereof of any obligation of Originator or any other Person arising in connection with the Receivables, the related Contracts and/or other Related Security or any other obligations of Originator. In view of the intention of the parties hereto that the Purchase of Receivables made hereunder shall constitute a sale of such Receivables rather than loans secured thereby, Originator agrees that it will, on or prior to the Initial Sale Date and in accordance with Section 4.1(e)(ii) , mark its master data processing records relating to the Receivables with a legend acceptable to Buyer and to the Agent (as Buyer's assignee), evidencing that Buyer has purchased such Receivables as provided in this Agreement and to note in its financial statements that its Receivables have been sold to Buyer. Upon the request of Buyer or the Agent (as Buyer's assignee), Originator will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer's ownership interest in the Receivables and the Related Security and Collections with respect thereto, or as Buyer or the Agent (as Buyer's assignee) may reasonably request.

        Section 1.3    Payment for the Purchase.

          (a)  The Purchase Price for the Purchase of Receivables in existence as of the close of business on the Initial Cutoff Date (other than the Initial Contributed Receivables) shall be payable in full by Buyer to Originator Agent, for the benefit of Originator, on the Initial Sale Date, and shall be paid to Originator Agent in the following manner:

              (i)  by delivery of immediately available funds, to the extent of funds made available to Buyer in connection with its subsequent sale of an interest in such Receivables to the Purchasers under the Purchase Agreement; provided that a portion of such funds shall be offset by amounts owed by Originator to Buyer on account of the issuance of equity having a total value of not less than the Required Capital Amount, and

            (ii)  the balance, by delivery of a Subordinated Note evidencing a subordinated revolving loan from Originator Agent, on behalf of Originator, to Buyer (each, a "Subordinated Loan" ) in an amount not to exceed the least of (A) the remaining unpaid portion of such Purchase Price, (B) the maximum Subordinated Loan that could be borrowed without rendering Buyer's Net Worth less than the Required Capital Amount, and (C) fifteen percent (15%) of such Purchase Price. Originator Agent is hereby authorized by Buyer to endorse on the schedule attached to the Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Buyer thereunder.

The Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be due and owing in full by Buyer to Originator Agent, for the benefit of Originator on the date each such Receivable came into existence (except that Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by or on behalf of Originator to Buyer hereunder and which have become due but remain unpaid) and shall be paid to Originator Agent, for the benefit of Originator in the manner provided in the following paragraphs (b), (c) and (d).

          (b)  With respect to any Receivables coming into existence after the Initial Cutoff Date, on each Settlement Date, Buyer shall pay the Purchase Price therefor to Originator Agent, for the benefit of Originator, in accordance with Section 1.3(d) and in the following manner:

           first , by delivery of immediately available funds, to the extent of funds available to Buyer from its subsequent sale of an interest in the Receivables to the Agent for the benefit of the Purchasers under the Purchase Agreement or other cash on hand;

           second, by delivery of the proceeds from the repayment of Demand Advances by Originator Agent to Buyer pursuant to the Receivables Purchase Agreement; and

           third , by delivery of the proceeds of a Subordinated Loan, provided that the making of any such Subordinated Loan shall be subject to the provisions set forth in Section 1.3(a)(ii) .

Subject to the limitations set forth in Section 1.3(a)(ii) , Originator Agent, on behalf of Originator, irrevocably agrees to advance each Subordinated Loan requested by Buyer on or prior to the Termination Date. The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of the Subordinated Note and shall be payable solely from funds which Buyer is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the Purchasers.

          (c)  From and after the Termination Date, Originator shall not be obligated to (but may, at its option) sell Receivables to Buyer.

          (d)  Although the Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be due and payable in full by Buyer to Originator Agent, for the benefit of Originator on the date such Receivable came into existence, settlement of the Purchase Price between Buyer and Originator Agent, for the benefit of Originator shall be effected on a monthly basis on Settlement Dates with respect to all Receivables coming into existence during the same Calculation Period and based on the information contained in the Purchase Report delivered by Originator for the Calculation Period then most recently ended. Although settlement shall be effected on Settlement Dates, increases or decreases in the amount owing under the Subordinated Note made pursuant to Section 1.3 shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.

        Section 1.4    Purchase Price Credit Adjustments. If on any day:

  (a)
  the Outstanding Balance of a Receivable is:

              (i)  reduced as a result of any defective or rejected or returned goods or services, any discount or any adjustment or otherwise by Originator (other than as a result of such Receivable becoming a Charged-Off Receivable or to reflect cash Collections on account of such Receivable),

            (ii)  reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or

          (b)  any of the representations and warranties set forth in Sections 2.1(h), (i), (j), (l), (r), (s), (t), (u) , the second and third sentences of Section 2.1(q) hereof and the last clause (relating to bulk sales laws) of Section 2.1(c) are not true when made or deemed made with respect to any Receivable, then, in such event, Buyer shall be entitled to a credit (each, a "Purchase Price Credit" ) against the Purchase Price otherwise payable hereunder equal to the Outstanding Balance of such Receivable (calculated before giving effect to the applicable reduction or cancellation). If such Purchase Price Credit exceeds the Original Balance of the Receivables coming into existence on any day, then Originator Agent, for the benefit of Originator shall pay the remaining amount of such Purchase Price Credit in cash immediately, provided that if the Termination Date has not occurred, Originator Agent, for the benefit of Originator, shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to Originator Agent under the Subordinated Note.

        Section 1.5    Payments and Computations, Etc.    All amounts to be paid or deposited by Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of Originator Agent, for the benefit of Originator, designated from time to time by Originator Agent or as otherwise directed by Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

        Section 1.6    Transfer of Records.

          (a)  In connection with the Purchase of Receivables hereunder, Originator hereby sells, transfers, assigns and otherwise conveys to Buyer all of Originator's right and title to and interest in the Records relating to all Receivables sold or contributed hereunder, without the need for any further documentation in connection with the Purchase. In connection with such transfer, Originator hereby grants to each of Buyer, the Agent and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by Originator to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by Originator or is owned by others and used by Originator under license agreements with respect thereto, provided that should the consent of any licensor of such software be required for the grant of the license described herein to be effective, Originator hereby agrees that upon the request of Buyer (or Buyer's assignee), Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable until the indefeasible payment in full of the Aggregate Unpaids, and shall terminate on the date this Agreement terminates in accordance with its terms.

          (b)  Originator (i) shall take such action reasonably requested by Buyer and/or the Agent (as Buyer's assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer and its assigns under the Purchase Agreement have an enforceable ownership interest in the Records relating to the Receivables purchased from Originator hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer, the Agent and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) after the occurrence of an Amortization Event to use all of the computer software used to account for the Receivables and/or to recreate such Records.

        Section 1.7    Characterization.    If, notwithstanding the intention of the parties expressed in Section 1.2(c) , any sale or contribution by Originator to Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties' intention that the sale of Receivables hereunder shall constitute a true sale thereof, Originator hereby grants to Buyer a duly perfected security interest in all of Originator's right, title and interest in, to and under all Receivables now existing and hereafter arising, all Collections and Related Security with respect thereto, each Lock-Box and Collection Account, all other rights and payments relating to the Receivables and all proceeds of the foregoing to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of the Receivables together with all other obligations of Originator hereunder, which security interest shall be prior to all other Adverse Claims thereto. Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

        Section 1.8    Allocation of Purchase Price and Indemnification.

          (a)  Originator hereby designates and appoints ADC Telecommunications, Inc. to act as its agent hereunder, and authorizes ADC Telecom to take such actions as agent on its behalf and to exercise such powers as are delegated to the Originator Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto.

          (b)  As described in Sections 1.3 and 1.4 , Buyer shall pay the Purchase Price for Receivables generated by Originator and the Receivables generated by ADC Telecommunications Sales, Inc. (the "ADC Sales" ) to the Originator Agent in full performance and satisfaction of Buyer's Purchase Price payment obligations hereunder and under a receivables sale agreement between ADC Sales and Buyer. The Originator Agent shall be solely responsible to properly allocate and remit such payment, and all other Buyer Payments, to the Originator and the ADC Sales pursuant to this subsection (b) in respect of the Receivables sold by Originator and ADC Sales. Notwithstanding the provisions described in Sections 1.3 and 1.4 concerning the Buyer's payment of the Purchase Price of Receivables generated by the Originator, to the extent Receivables generated by the Originator are sold to the Buyer during the same Calculation Period as Receivables generated by the ADC Sales are sold to the Buyer, the Originator Agent shall upon receipt of the Buyer Payment of the Receivables make an allocation and remittance of such Buyer Payment to the Originator and the ADC Sales as follows:

           first , any cash received from Buyer on a Settlement Date shall be distributed to the Originator in proportion to the unpaid amount of its Purchase Price of all Receivables sold by the Originator during such Calculation Period:

           second , to the extent cash received by the Originator Agent on the Settlement Date from Buyer is insufficient to pay the Purchase Price to the Originator in full, the Originator Agent, on behalf of Originator, shall make a Subordinated Loan to Buyer subject to the limitations of Section 1.3(a)(ii) ; and

           third , once the Purchase Price for the Receivables transferred by the Originator has been paid in full, the Purchase Price paid to the ADC Sales shall occur in the manner outlined in Section 1.3(b) of the receivables sale agreement between ADC Sales and the Buyer.

  (c)
  Originator agrees that:

              (i)  Buyer's payment to the Originator Agent, as Originator's and ADC Sales' agent, of the Purchase Price for any Receivable originated by Originator or ADC Sales shall constitute full payment to such party for such Receivable; and

            (ii)  Upon such payment to the Originator Agent by Buyer, Originator and ADC Sales shall look only to the Originator Agent for the proper allocation and remittance of Buyer Payments for such Receivables and shall indemnify and hold Buyer harmless for any act, omission, failure or error by the Originator Agent in connection with the proper allocation or remittance of any amounts due to Originator or ADC Sales from the Originator Agent.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

        Section 2.1    Representations and Warranties of Originator.    Originator hereby represents and warrants to Buyer on the date hereof, on the date of the Purchase and on each date that any Receivable comes into existence that:

          (a)   Existence and Power. Originator is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Originator is validly existing and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing as a foreign entity, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

          (b)   Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, Originator's use of the proceeds of the Purchase made hereunder, are within its organizational powers and authority and have been duly authorized by all necessary organizational action on its part. This Agreement and each other Transaction Document to which Originator is a party has been duly executed and delivered by Originator.

          (c)   No Conflict. The execution and delivery by Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of Originator or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

          (d)   Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by

  Originator of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

          (e)   Actions, Suits. There are no actions, suits or proceedings pending, or to the best of Originator's knowledge, threatened, against or affecting Originator, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Originator is not in default with respect to any order of any court, arbitrator or governmental body that could reasonably be expected to have a Material Adverse Effect.

          (f)     Binding Effect. This Agreement and each other Transaction Document to which Originator is a party constitute the legal, valid and binding obligations of Originator enforceable against Originator in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (g)   Accuracy of Information. All information heretofore furnished by Originator or any of its Affiliates to Buyer (or its assigns) for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Originator or any of its Affiliates to Buyer (or its assigns) will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, taken as a whole, not misleading.

          (h)   Use of Proceeds. No portion of any Purchase Price payment hereunder will be used to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

          (i)     Good Title. Immediately prior to the Purchase hereunder and upon the creation of each Receivable coming into existence after the Initial Cut-Off Date, Originator (i) is the legal and beneficial owner of the Receivables and (ii) is the legal and beneficial owner of the Related Security with respect thereto or possesses a valid and perfected security interest therein, in each case, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Originator's ownership interest in each Receivable, its Collections and the Related Security.

          (j)     Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to Buyer (and Buyer shall acquire from Originator) (i) legal and equitable title to, with the right to sell and encumber each Receivable existing and hereafter arising, together with the Collections with respect thereto, and (ii) all of Originator's right, title and interest in the Related Security associated with each Receivable, in each case, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer's ownership interest in the Receivables, the Related Security and the Collections. Originator's jurisdiction of organization is a jurisdiction whose law generally requires information concerning the existence of a nonpossessory security interest to be made generally available in a filing, record or registration system as a condition or result of such a security interest's obtaining priority over the rights of a lien creditor which respect to collateral.

          (k)   Places of Business and Locations of Records. The principal places of business and chief executive office of Originator and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit II or such other locations of which Buyer has been notified in accordance with Section 4.2(a) in jurisdictions where all action required by Section 4.2(a) has been taken and completed. Originator's Federal Employer Identification Number or organizational number is correctly set forth on Exhibit II .

          (l)     Collections. The conditions and requirements set forth in Section 4.1(j) have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Originator at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit III . Originator has not granted any Person, other than Buyer (and its assigns) dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

          (m)   Material Adverse Effect. Since December 31, 2000, no event has occurred that would have a Material Adverse Effect.

          (n)   Names. The name in which Originator has executed this Agreement is identical to the name of Originator as indicated on the public record of its state of organization which shows Originator to have been organized. In the past five (5) years, Originator has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement and as listed on Exhibit II .

          (o)   Ownership of Buyer. ADC Telecom owns, directly or indirectly, 100% of the issued and outstanding equity interests of Buyer, free and clear of any Adverse Claim. Such equity interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Buyer.

          (p)   Not a Holding Company or an Investment Company. Originator is not a "holding company" or a "subsidiary holding company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. Originator is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

          (q)   Compliance with Law. Originator has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto ( including , without limitation , laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

          (r)   Compliance with Credit and Collection Policy. Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material adverse change to such Credit and Collection Policy except such material adverse changes as to which Buyer and its assigns have been notified in accordance with Section 4.1(a)(vii)  and have given their prior written consent.

          (s)   Payments to Originator. With respect to each Receivable transferred to Buyer hereunder, the Purchase Price received by Originator constitutes reasonably equivalent value in consideration therefor. No transfer by Originator of any Receivable hereunder is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq . ), as amended.

          (t)     Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the

  Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (u)   Eligible Receivables. Each Receivable reflected in any Purchase Report as an Eligible Receivable was an Eligible Receivable on the date of its acquisition by Buyer hereunder.

          (v)   Accounting. The manner in which Originator accounts for the transactions contemplated by this Agreement does not jeopardize the characterization of the transactions contemplated herein as being true sales as contemplated in Section 1.2(c) .

ARTICLE III
CONDITIONS OF PURCHASE

        Section 3.1    Conditions Precedent to Purchase.    The Purchase under this Agreement is subject to the conditions precedent that (a) Buyer shall have been capitalized with the Initial Contributed Receivables, (b) Buyer shall have received on or before the date of such purchase those documents listed on Schedule A and (c) all of the conditions to the initial purchase under the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof; provided that the execution of this Agreement by the parties hereto shall not be deemed a waiver of any condition precedent to the Purchase under this Agreement in any way.

        Section 3.2    Conditions Precedent to Subsequent Payments.    Buyer's obligation to pay for Receivables coming into existence after the Initial Cutoff Date shall be subject to the further conditions precedent that: (a) the Facility Termination Date shall not have occurred under the Purchase Agreement; (b) Buyer (or its assigns) shall have received such other approvals, opinions or documents as it may reasonably request and (c) on the date such Receivable came into existence, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by Originator that such statements are then true):

            (i)  the representations and warranties set forth in Article II are true and correct on and as of the date such Receivable came into existence as though made on and as of such date; and

          (ii)  no event has occurred and is continuing that will constitute a Termination Event or an Unmatured Termination Event.

Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable (whether by payment of cash, through an increase in the amounts outstanding under the Subordinated Note, by offset of amounts owed to Buyer and/or by offset of capital contributions), title to such Receivable and the Related Security and Collections with respect thereto shall vest in Buyer, whether or not the conditions precedent to Buyer's obligation to pay for such Receivable were in fact satisfied. The failure of Originator to satisfy any of the foregoing conditions precedent, however, shall give rise to a right of Buyer to rescind the related purchase and direct Originator to pay to Buyer an amount equal to the Purchase Price payment that shall have been made with respect to any Receivables related thereto.

ARTICLE IV
COVENANTS

        Section 4.1    Affirmative Covenants.    Until the date on which this Agreement terminates in accordance with its terms, Originator and Originator Agent hereby covenants as set forth below:

          (a)   Financial Reporting . Originator Agent will maintain, for itself and each of its consolidated Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to Buyer (or its assigns):

              (i)   Annual Reporting. Within 90 days after the close of each of its fiscal years, audited, unqualified consolidated financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for Originator Agent for such fiscal year certified in a manner acceptable to Buyer (or its assigns) by independent public accountants acceptable to Buyer (or its assigns).

            (ii)   Quarterly Reporting. Within 45 days after the close of the first three (3) quarterly periods of each of its fiscal years, consolidated balance sheets of Originator Agent as at the close of each such period and consolidated statements of income and retained earnings and a consolidated statement of cash flows for Originator Agent for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

            (iii)    Compliance Certificate.    Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by an Authorized Officer of Originator Agent and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

            (iv)    Shareholders Statements and Reports.    To the extent the Agent is unable to obtain by utilizing the online service provided by ADC Telecom, promptly upon the furnishing thereof to the shareholders of Originator Agent, copies of all financial statements, reports and proxy statements so furnished.

            (v)    S.E.C. Filings.    To the extent the Agent is unable to obtain by utilizing the online service provided by ADC Telecom, promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Originator Agent or any of its Affiliates files with the Securities and Exchange Commission.

            (vi)    Copies of Notices.    Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than Buyer, the Agent or Blue Ridge, copies of the same.

            (vii)    Change in Credit and Collection Policy.    At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such proposed change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting Buyer's (and the Agent's, as Buyer's assignee) consent thereto.

            (viii)    Other Information.    Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of Originator or Originator Agent as Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of Buyer (and its assigns) under or as contemplated by this Agreement.

          (b)    Notices.    Originator or Originator Agent will notify Buyer (or its assigns) in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

            (i)    Termination Events or Unmatured Termination Events.    The occurrence of each Termination Event and each Unmatured Termination Event, by a statement of an Authorized Officer of Originator or Originator Agent, as the case may be.

            (ii)    Judgment and Proceedings.    (1) The entry of any judgment or decree against Originator Agent or any of its Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against Originator Agent and its Subsidiaries exceeds $10,000,000 after deducting (a) the amount with respect to which Originator Agent or any such Subsidiary is insured and with respect to which the insurer has assumed responsibility in writing, and (b) the amount for which Originator Agent or any such Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to Buyer (or its assigns), and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against Originator which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. .

            (iii)    Material Adverse Effect.    The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

            (iv)    Defaults Under Other Agreements.    The occurrence of a default or an event of default under any other financing arrangement pursuant to which Originator or Originator Agent is a debtor or an obligor.

            (v)    ERISA Events.    The occurrence of any ERISA Event.

            (vi)    Downgrade of Originator Agent.    Any downgrade in the rating of any Indebtedness of Originator Agent by S&P or by Moody's, setting forth the Indebtedness affected and the nature of such change.

          (c)    Compliance with Laws and Preservation of Existence.    Each of Originator and Originator Agent will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each of Originator and Originator Agent will preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where its business is conducted, except where the failure to so qualify or remain in good standing could not reasonably be expected to have a Material Adverse Effect.

          (d)    Audits.    Originator will furnish to Buyer (or its assigns) from time to time such information with respect to it and the Receivables as Buyer (or its assigns) may reasonably request. Originator will, from time to time during regular business hours as requested by Buyer (or its assigns), upon reasonable notice and at the sole cost of Originator, permit Buyer (or its assigns) or their respective agents or representatives: (i) to examine and make copies of and abstracts from all Records in the possession or under the control of Originator relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Originator's financial condition or the Receivables and the Related Security or Originator's performance under any of the Transaction Documents or Originator's performance under the Contracts and, in each case, with any of the officers or employees of Originator having knowledge of such matters (each of the foregoing examinations and visits, a "Review" ); provided, however, that, so long as no Termination Event or Amortization

  Event has occurred and is continuing, (A) Originator shall only be responsible for the costs and expenses of one (1) Review in any one calendar year, and (B) Buyer (and its assigns) will not request more than two (2) Reviews in any one calendar year.

          (e)    Keeping and Marking of Records and Books.

              (i)  Originator will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Originator will give Buyer (or its assigns) notice of any material change in the administrative and operating procedures referred to in the previous sentence.

            (ii)  Originator will (A) on or prior to the Initial Sale Date, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to Buyer (or its assigns), describing Buyer's ownership interests in the Receivables and further describing the Receivable Interests of the Agent (on behalf of the Purchasers) under the Purchase Agreement and (B) upon the request of Buyer (or its assigns) following the occurrence of a Termination Event or an Amortization Event: (x) mark each Contract constituting an instrument, chattel paper, a negotiable document, a letter of credit or a certificated security (each as defined in the UCC) with a legend describing Buyer's ownership interests in the Receivables and further describing the Receivable Interests of the Agent (on behalf of the Purchasers) and (y) deliver to Buyer (or its assigns) all such Contracts (including, if applicable, all multiple originals of any such Contract).

          (f)    Compliance with Contracts and Credit and Collection Policy.    Originator will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, (ii) comply in all material respects with the Contracts, and (iii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable at any time while such Receivable is counted, in whole or in part, as an Eligible Receivable in the Net Pool Balance under the Purchase Agreement.

          (g)    Ownership.    Originator will take all necessary action to establish and maintain, irrevocably in Buyer, (A) legal and equitable title to the Receivables and the Collections and (B) all of Originator's right, title and interest in the Related Security associated with the Receivables, in each case, free and clear of any Adverse Claims other than Adverse Claims in favor of Buyer (and its assigns) ( including , without limitation , the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer's interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or its assigns) may reasonably request).

          (h)    Purchasers' Reliance.    Originator acknowledges that the Agent and the Purchasers are entering into the transactions contemplated by the Purchase Agreement in reliance upon Buyer's identity as a legal entity that is separate from Originator and any Affiliates thereof. Therefore, from and after the date of execution and delivery of this Agreement, Originator will take all reasonable steps including, without limitation, all steps that Buyer or any assignee of Buyer may from time to time reasonably request to maintain Buyer's identity as a separate legal entity and to make it manifest to third parties that Buyer is an entity with assets and liabilities distinct from those of Originator and any Affiliates thereof and not just a division of Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Originator (i) will not hold itself out to third parties as liable for the debts of

  Buyer nor purport to own the Receivables and other assets acquired by Buyer, (ii) will take all other actions necessary on its part to ensure that Buyer is at all times in compliance with the "separateness covenants" set forth in Section 7.1(i) of the Purchase Agreement and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between Originator and Buyer on an arm's-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.

          (i)    Collections.    Originator will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Originator or any Affiliate of Originator, Originator will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof and, at all times prior to such remittance, Originator will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Buyer and its assigns. Originator will transfer exclusive ownership, dominion and control of each Lock-Box and Collection Account to Buyer and, will not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to Buyer (or its assigns) as contemplated by this Agreement and the Purchase Agreement.

          (j)    Taxes.    Originator will file all tax returns and reports required by law to be filed by it and promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Originator will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Buyer and its assigns.

        Section 4.2    Negative Covenants of Originator.    Until the date on which this Agreement terminates in accordance with its terms, Originator hereby covenants that:

          (a)    Name Change, Offices and Records.    Originator will not change its (i) state of organization, (ii) name, (iii) identity or structure (within the meaning of Article 9 of any applicable enactment of the UCC) or relocate its chief executive office at any time while the location of its chief executive office is relevant to perfection of Buyer's interest in the Receivables or the associated Related Security and Collections, or any office where Records are kept unless it shall have: (i) given Buyer (or its assigns) at least forty-five (45) days' prior written notice thereof and (ii) delivered to Buyer (or its assigns) all financing statements, instruments and other documents requested by Buyer (or its assigns) in connection with such change or relocation.

          (b)    Change in Payment Instructions to Obligors.    Originator will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless Buyer (or its assigns) shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that Originator may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

          (c)    Modifications to Contracts and Credit and Collection Policy.    Unless Buyer and the Agent (as Buyer's assignee) otherwise consent in accordance with Section 4.1(a)(vii) , Originator will not make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as otherwise permitted in its capacity as Servicer pursuant to the Purchase Agreement, Originator will not extend, amend or otherwise modify the payment terms of any Receivable at any time while such Receivable is counted, in whole or in part, as an Eligible Receivable in the Net Pool Balance under the Purchase Agreement or any Contract related thereto other than in accordance with the Credit and Collection Policy.

          (d)    Sales, Liens.    Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Buyer provided for herein), and Originator will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under Originator.

          (e)    Accounting for Purchase.    Originator will not, and will not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale or a capital contribution of the Receivables and the Related Security by Originator to Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale or capital contribution of the Receivables and the Related Security by Originator to Buyer except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with generally accepted accounting principles.

ARTICLE V
TERMINATION EVENTS

        Section 5.1    Termination Events.    The occurrence of any one or more of the following events shall constitute a Termination Event:

          (a)  Originator shall fail (i) to make any payment or deposit required hereunder when due, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a)) or any other Transaction Document to which it is a party and such failure shall continue for three (3) consecutive Business Days.

          (b)  Any representation, warranty, certification or statement made by Originator in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made and, with respect to any representation, warranty or certification relating to the particular character of any one or more Receivables, could reasonably be expected to have a Material Adverse Effect on the Receivables as a whole; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

          (c)  Failure of Originator to pay any Material Indebtedness of Originator when due; or the default by Originator in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, the effect of which is to cause such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of Originator shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

          (d)  (i) Originator shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against Originator seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (iii) Originator shall take any corporate action to authorize any of the actions set forth in the foregoing clauses (i) or (ii) of this subsection (d).

          (e)  A Change of Control shall occur.

          (f)    One or more final judgments for the payment of money in an aggregate amount in excess of $10,000,000, individually or in the aggregate, shall be entered against Originator and/or any of its Subsidiaries on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for twenty (20) consecutive days without a stay of execution.

          (g)  An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which his resulted or could reasonably be expected to result in liability of Originator under Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000; (ii) the aggregate amount of Unfunded-Pension Liability among all Pension Plans at any time exceeds $5,000,000; or (iii) Originator or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000.

        Section 5.2    Remedies.    Upon the occurrence and during the continuation of a Termination Event, Buyer may take any of the following actions: (i) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by Originator; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(d) , or of an actual or deemed entry of an order for relief with respect to Originator under the Federal Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by Originator and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by Originator to Buyer. The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of Buyer and its assigns otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VI
INDEMNIFICATION

        Section 6.1    Indemnities by Originator.    Without limiting any other rights that Buyer may have hereunder or under applicable law, Originator hereby agrees to indemnify (and pay upon demand to) Buyer and its assigns, officers, directors, agents and employees (each an "Indemnified Party" ) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees (which attorneys may not be employees of Buyer or any such assign) and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts" ) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer of an interest in the Receivables, excluding, however:

          (a)  Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

          (b)  Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

          (c)  taxes imposed by the jurisdiction in which such Indemnified Party's principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Receivable Interests under the Purchase Agreement as a loan or loans by the Purchasers to Buyer secured by, among other things, the Receivables, the Related Security and the Collections;

provided, however, that nothing contained in this sentence shall limit the liability of Originator or limit the recourse of Buyer to Originator for amounts otherwise specifically provided to be paid by Originator under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, but subject in each case to clauses (a), (b) and (c) above, Originator shall indemnify Buyer for Indemnified Amounts relating to or resulting from:

              (i)  any representation or warranty made by Originator (or any officers of Originator) under or in connection with any Purchase Report, this Agreement, any other Transaction Document or any other information or report delivered by Originator pursuant hereto or thereto for which Buyer has not received a Purchase Price Credit that shall have been false or incorrect when made or deemed made;

            (ii)  the failure by Originator, to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

            (iii)  any failure of Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

            (iv)  any products liability, personal injury or damage, suit or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

            (v)  any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

            (vi)  the commingling of Collections of Receivables at any time with other funds;

          (vii)  any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of the Purchase hereunder, the ownership of the Receivables or any other investigation, litigation or proceeding relating to Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

          (viii)  any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

            (ix)  any Termination Event described in Section 5.1(d) ;

            (x)  any failure to vest and maintain vested in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, the Receivables and the Collections, and all of Originator's right, title and interest in the Related Security associated with the Receivables, in each case, free and clear of any Adverse Claim;

            (xi)  the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of the Purchase or at any subsequent time;

          (xii)  any action or omission by Originator which reduces or impairs the rights of Buyer with respect to any Receivable or the value of any such Receivable;

          (xiii)  any attempt by any Person to void the Purchase hereunder under statutory provisions or common law or equitable action; and

          (xiv)  the failure of any Receivable reflected as an Eligible Receivable on any Purchase Report to be an Eligible Receivable at the time acquired by Buyer.

        Section 6.2    Other Costs and Expenses.    Originator shall pay to Buyer on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder. Originator shall pay to Buyer on demand any and all costs and expenses of Buyer, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event.

        Section 6.3    Control of Defense.    Unless an Indemnified Party reasonably determines that its business reputation is the essence of a claim for which it is seeking indemnification pursuant to this Article VI (each such claim, an "Excluded Claim" ), Originator, when required or reasonably expected to be required, to indemnify such Indemnified Party pursuant to this Article VI, may in its sole discretion assume the defense, conduct or settlement of any claim except an Excluded Claim giving rise to an Indemnified Amount (an "Other Claim" ) with counsel reasonably satisfactory to such Indemnified Party. After notice from Originator to such Indemnified Party of its election so to assume the defense, conduct or settlement of such Other Claim, Originator shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense, conduct or settlement of such Other Claim. Such Indemnified Party shall cooperate with Originator in connection with any Other Claim resolution, making personnel and books and records (to the extent not inconsistent with any applicable privilege) relevant to the Other Claim available to Originator, and grant such authorizations or powers of attorney to the agents, representatives and counsel of Originator as it may reasonably consider desirable in connection with the defense of any such Other Claim. In the event that Originator does not wish to assume the defense, conduct or settlement of any Other Claim giving rise to an Indemnified Amount, the Indemnified Party shall not settle any such Other Claim for an amount in excess of $50,000 without the consent of Originator, which consent shall not be unreasonably withheld. Each Indemnified Party shall use its reasonable best efforts consistent with sound business practice to defend and mitigate any claim giving rise to an Indemnified Amount.

ARTICLE VII
MISCELLANEOUS

        Section 7.1    Waivers and Amendments.

          (a)  No failure or delay on the part of Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

          (b)  No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by Originator and Buyer and, to the extent required under the Purchase Agreement, the Agent and the Liquidity Banks or the Required Liquidity Banks. Any material amendment, supplement, modification of waiver will required satisfaction of the Rating Agency Condition.

        Section 7.2    Notices.    All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 7.2.

        Section 7.3    Protection of Ownership Interests of Buyer.

          (a)  Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or its assigns) may reasonably request, to perfect, protect or more fully evidence the interest of Buyer hereunder and the Receivable Interests, or to enable Buyer (or its assigns) to exercise and enforce their rights and remedies hereunder. At any time, Buyer (or, subject to the limitations set forth in the Purchase Agreement, its assigns) may, at Originator's sole cost and expense, direct Originator to notify the Obligors of Receivables of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.

          (b)  If Originator fails to perform any of its obligations hereunder, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligations, and Buyer's (or such assigns') costs and expenses incurred in connection therewith shall be payable by Originator as provided in Section 6.2. Originator irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney(ies)-in-fact, to act on behalf of Originator (i) to execute on behalf of Originator, as debtor, if and to the extent such signature is required by applicable law, and to file financing statements, with or without Originator's signature as permitted by applicable law, necessary or desirable in Buyer's (or its assigns') sole discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables and associated Related Security and Collections, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as Buyer (or its assigns) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer's interests in the Receivables. This appointment is coupled with an interest and is irrevocable. Originator hereby authorizes Buyer (or its assigns) to file financing statements and other filing or recording documents with respect to the Receivables and Related Security (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of Originator, in such form and in such offices as Buyer (or any of its assigns) reasonably determines appropriate to perfect or maintain the perfection of the ownership or security interests of Buyer (or its assigns) hereunder. Originator acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Receivables or Related Security (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Agent (as Buyer's assignee), consenting to the form and substance of such filing or recording document, and Originator approves, authorizes and ratifies any filings or recordings made by or on behalf of the Agent (as Buyer's assign) in connection with the perfection of the ownership or security interests in favor of Buyer or the Agent (as Buyer's assign).

        Section 7.4    Confidentiality.

          (a)  Originator shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Agent and Blue Ridge and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that Originator and its officers and employees may disclose such information to (i) Originator's external accountants and attorneys and (ii) as required by any applicable law or order of any judicial or administrative proceeding.

          (b)  Anything herein to the contrary notwithstanding, Originator hereby consents to the disclosure of any nonpublic information with respect to it (i) to Buyer, the Agent, the Liquidity Banks or Blue Ridge by each other, (ii) by Buyer, the Agent or the Purchasers to any prospective or actual assignee or participant of any of them and (iii) by the Agent in connection with the transactions contemplated by the Transaction Documents, to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Blue Ridge or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Wachovia acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information in writing, with a copy of such writing to be provided to Originator Agent as soon as practicable. In addition, the Purchasers and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

          (c)  Buyer (and its assigns) shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to Originator, the Obligors and their respective businesses obtained by it in connection with the due diligence evaluations, structuring, negotiating and execution of the Transaction Documents, and the consummation of the transactions contemplated herein and any other activities of Buyer arising from or related to the transactions contemplated herein provided, however, that each of Buyer and its employees and officers shall be permitted to disclose such confidential or proprietary information: (i) to the Agent and the other Purchasers, (ii) to any prospective or actual assignee or participant of the Agent or the other Purchasers who execute a confidentiality agreement for the benefit of Originator and Buyer on terms comparable to those required of Buyer hereunder with respect to such disclosed information, (iii) to any rating agency, provider of a surety, guaranty or credit or liquidity enhancement to Blue Ridge, (iv) to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, and (v) to the extent required pursuant to any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings with competent jurisdiction

  (whether or not having the force or effect of law) so long as such required disclosure is made under seal to the extent permitted by applicable law or by rule of court or other applicable body.

        Section 7.5    Bankruptcy Petition.

          (a)  Originator and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Blue Ridge, it will not institute against, or join any other Person in instituting against, Blue Ridge any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

          (b)  Originator covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding obligations of Buyer under the Purchase Agreement, it will not institute against, or join any other Person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

        Section 7.6    Limitation of Liability.    Except with respect to any claim arising out of the willful misconduct or gross negligence of Blue Ridge, the Agent or any Liquidity Bank, no claim may be made by Originator or any other Person against Blue Ridge, the Agent or any Liquidity Bank or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and Originator hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

        Section 7.7    CHOICE OF LAW.    THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

        Section 7.8    CONSENT TO JURISDICTION.    ORIGINATOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT AND ORIGINATOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BUYER (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST ORIGINATOR IN THE COURTS OF ANY OTHER JURISDICTION.

        Section 7.9    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

        Section 7.10    Integration; Binding Effect; Survival of Terms.

          (a)  This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

          (b)  This Agreement shall be binding upon and inure to the benefit of Originator, Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy). Except as provided in the next sentence, neither Buyer nor Originator may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the other party and the Agent. Buyer, pursuant to the Purchase Agreement, may assign to the Agent, for the benefit of the Purchasers, its rights, remedies, powers and privileges hereunder and that the Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Purchase Agreement. Originator agrees that the Agent, as the assignee of Buyer, shall, subject to the terms of the Purchase Agreement, have the right to enforce this Agreement and to exercise directly all of Buyer's rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder) and Originator agrees to cooperate fully with the Agent in the exercise of such rights and remedies. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by Originator pursuant to Article II; (ii) the indemnification and payment provisions of Article VI ; and (iii)  Section 7.5 shall be continuing and shall survive any termination of this Agreement.

        Section 7.11    Counterparts; Severability; Section References.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to " Article, " " Section, " " Schedule " or " Exhibit " shall mean articles and sections of, and schedules and exhibits to, this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

ADC DSL SYSTEMS, INC.
By:	/s/ ROBERT E. SWITZ
Name:	Robert E. Switz
Title:	Senior Vice President and Chief Financial Officer
Address:	14402 Franklin Avenue Tustin, California 92708
ADC TELECOMMUNICATIONS, INC., AS ORIGINATOR AGENT.
By:	/s/ ROBERT E. SWITZ
Name:	Robert E. Switz
Title:	Senior Vice President and Chief Financial Officer
Address:	13625 Technology Drive Eden Prairie, Minnesota 55344
ADC RECEIVABLES CORP. I
By:	/s/ GOKUL V. HEMMADY
Name:	Gokul V. Hemmady
Title:	Vice President and Treasurer
Address:	13625 Technology Drive Eden Prairie, Minnesota 55344

[Signature Page to the Receivables Sale Agreement]

Exhibit I

Definitions

        This is Exhibit I to the Agreement (as hereinafter defined). As used in the Agreement and the Exhibits and Schedules thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in the Agreement, or any Exhibit or Schedule thereto, and is not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Purchase Agreement (hereinafter defined).

         "ADC Telecom" has the meaning set forth in the preamble to the Agreement.

         "Agent" has the meaning set forth in the Preliminary Statements to the Agreement.

         "Agreement" means the Receivables Sale Agreement, dated as of December 12, 2001, among Originator, Originator Agent and Buyer, as the same may be amended, restated or otherwise modified.

         "Blue Ridge" has the meaning set forth in the Preliminary Statements to the Agreement.

         "Buyer" has the meaning set forth in the preamble to the Agreement.

         "Buyer Payment" means any payment by the Buyer of the Purchase Price for the Receivables.

         "Calculation Period" means each calendar month or portion thereof which elapses during the term of the Agreement. The first Calculation Period shall commence on the date of the Purchases hereunder and the final Calculation Period shall terminate on the Termination Date.

         "Change of Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of voting stock of Originator or Originator Agent

         "Credit and Collection Policy" means Originator's credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit V , as modified from time to time in accordance with the Agreement.

         "Default Fee" means a per annum rate of interest equal to the sum of (i) the Prime Rate, plus (ii) 2% per annum.

         "Discount Factor" means a percentage calculated to provide Buyer with a reasonable return on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to Buyer of financing its investment in the Receivables during such period and (ii) the risk of nonpayment by the Obligors. Originator and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment made prior to the Calculation Period during which Originator and Buyer agree to make such change. As of the date of the First Amendment, the Discount Factor in respect of Eligible Receivables and the Discount Factor in respect of all other Receivables will be as specified in the First Amendment.

         "Domestic Person" means (a) any individual that is a citizen of the United States of America who maintains his or her primary residence in the United States of America, or (b) any Person (other than an individual) that is organized under the laws of the United States of America or any state or political subdivision thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

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         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Originator Agent within the meaning of Section 414(b) or (c) of the Tax Code (and Sections 414(m) and (o) of the Tax Code for purposes of provisions relating to Section 412 of the Tax Code).

         "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Originator Agent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001 (a) (2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Originator Agent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Tide IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Originator Agent or any ERISA Affiliate.

         "Initial Contributed Receivables" has the meaning set forth in Section 1.1.

         "Initial Cutoff Date" has the meaning set forth in Section 1.1.

         "Material Adverse Effect" means a material adverse effect on (i) the financial condition or operations of Originator Agent and its Subsidiaries, taken as a whole, (ii) the ability of Originator or Originator Agent to perform its obligations under the Agreement or any other Transaction Document, (iii) the legality, validity or enforceability of the Agreement or any other Transaction Document, (iv) Originator's, Buyer's, the Agent's or any Purchaser's interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

         "Material Indebtedness" means Indebtedness of ADC Telecom of any of its consolidated Subsidiaries which, individually or in the aggregate, exceeds $10,000,000 in aggregate principal amount.

         "Moody's" means Moody's Investors Service, Inc.

         "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001 (a) (3) of ERISA, to which Originator Agent or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

         "Net Worth" means as of the last Business Day of each Calculation Period preceding any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the sum of (i) the Aggregate Invested Amount outstanding at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

         "Organizational Documents" means, for any Person, the documents for its formation and organization, which, for example, (a) for a corporation are its corporate charter and bylaws, (b) for a partnership are its certificate of partnership (if applicable) and partnership agreement, (c) for a limited liability company are its certificate of formation or organization and its operating agreement, regulations or the like and (d) for a trust is the trust agreement, declaration of trust, indenture or bylaws under which it is created.

         "Original Balance" means, with respect to any Receivable coming into existence after the Initial Cutoff Date, the Outstanding Balance of such Receivable on the date it was created.

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         "Originator" has the meaning set forth in the preamble to the Agreement.

         "Originator Agent" has the meaning set forth in the preamble to the Agreement.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which Originator sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

         "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which Originator Agent sponsors or maintains or to which Originator Agent makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Plan maintained outside the United States primarily for the benefit of Persons who are not U.S. residents.

         "Purchase" means the purchase pursuant to Section 1.2(a) of the Agreement by Buyer from Originator of the Receivables and the Related Security and Collections related thereto, together with all related rights in connection therewith.

         "Purchase Agreement" has the meaning set forth in the Preliminary Statements to the Agreement.

         "Purchase Price" means, with respect to the Purchase, the aggregate price to be paid by Buyer to Originator Agent, for the benefit of Originator, in accordance with Section 1.3 of the Agreement for the Receivables, Collections and Related Security being sold to Buyer, which price shall equal on any date (i) the product of (x) the Outstanding Balance of such Receivables on such date, multiplied by (y) one minus the Discount Factor in effect on such date, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable in accordance with Section 1.4 of the Agreement.

         "Purchase Price Credit" has the meaning set forth in Section 1.4 of the Agreement.

         "Purchase Report" has the meaning set forth in Section 1.2(b) of the Agreement.

         "Receivable" means all indebtedness and other obligations owed by any Domestic Person to Originator (at the times it arises, and before giving effect to any transfer or conveyance under the Agreement) or to Buyer (after giving effect to the transfers under the Agreement) or in which Originator or Buyer has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided , further , that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless or whether the account debtor or Originator treats such indebtedness, rights or obligations as a separate payment obligation.

         "Related Security" means, with respect to any Receivable:

            (i)  all of Originator's remaining interest (if any) in the inventory and goods (including returned or repossessed inventory or goods), the sale of which by Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

          (ii)  all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

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          (iii)  all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

          (iv)  all service contracts and other contracts and agreements associated with such Receivable,

          (v)  all Records related to such Receivable,

          (vi)  all of Originator's right, title and interest in each Lock-Box and each Collection Account, and

        (vii)  all proceeds of any of the foregoing.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

         "Required Capital Amount" means, as of any date of determination, an amount in cash, assets or a mixture of both (including Initial Contributed Receivables) equal to the greater of (a) 3% of the Purchase Limit under the Purchase Agreement, and (b) the product of (i) 1.5 times the product of the Default Ratio times the Default Horizon Ratio , each as determined from the most recent Monthly Report received from the Servicer under the Purchase Agreement, and (ii) the Outstanding Balance of all Receivables as of such date, as determined from the most recent Monthly Report received from the Servicer under the Purchase Agreement.

         "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

         "Settlement Date" means, with respect to each Calculation Period, the date that is the calendar day of the month following such Calculation Period as specified in the First Amendment.

         "Subordinated Loan" has the meaning set forth in Section 1.3(a) of the Agreement.

         "Subordinated Note" means a promissory note in substantially the form of Exhibit VI hereto as more fully described in Section 1.3 of the Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "Tax Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time.

         "Termination Date" means the earliest to occur of (i) the Facility Termination Date (as defined in the Purchase Agreement), (ii) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 5.1(d) , (iii) the Business Day specified in a written notice from Buyer to Originator following the occurrence of any other Termination Event, and (iv) the date which is 5 Business Days after Buyer's receipt of written notice from Originator that it wishes to terminate the facility evidenced by this Agreement.

         "Termination Event" has the meaning set forth in Section 5.1 of the Agreement.

         "Transaction Documents" means, collectively, this Agreement, each Collection Account Agreement, the Subordinated Note, and all other instruments, documents and agreements executed and delivered in connection herewith.

         "Unmatured Termination Event" means an event which, with the passage of time or the giving of notice, or both, would constitute a Termination Event.

         All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

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QuickLinks

RECEIVABLES SALE AGREEMENT
PRELIMINARY STATEMENTS
ARTICLE I AMOUNTS AND TERMS OF THE PURCHASE
ARTICLE II REPRESENTATIONS AND WARRANTIES
ARTICLE III CONDITIONS OF PURCHASE
ARTICLE IV COVENANTS
ARTICLE V TERMINATION EVENTS
ARTICLE VI INDEMNIFICATION
ARTICLE VII MISCELLANEOUS
Exhibit I